EXHIBIT 99.1

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CanArgo Announces Q3 Results

November 14th 2003 — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, OTCBB: GUSH) today filed its results for the nine months ended September 30th 2003. A summary of the results released is attached.

CanArgo has reported a Net Profit of $313,718 for the three-month period ending September 30, 2003 compared to a Net Loss of $1,227,844 for the three-month ending September 30, 2002. In the Third Quarter, excluding Depreciation, Depletion and Amortization (D,D & A), CanArgo has made an Operating Profit of $1,337,533 compared to an Operating Loss of $145,406 in the same period last year. Including D, D & A, CanArgo has made an Operating Profit of $273,044 in the Third Quarter 2003 compared to an Operating Loss of $462,236 in the Third Quarter of 2002.

The move into profit is attributable primarily to the increase in revenue due to production from the N4H and N100H horizontal wells on the Ninotsminda Field in Georgia. In the Third Quarter 2003, revenue increased by 258% to $2,494,029 compared to $696,406 for the same period last year. Average quarterly Operating Expenses in 2003 to date compared to the average quarterly Operating Expenses in 2002 are down 24%.

In Georgia the N96H horizontal development well is currently being drilled with completion anticipated before the end of the year, and preparations are being made for a further horizontal well N22H. The testing programme on the Manavi exploration well M11 well is continuing with 35 degree API oil having been recovered, however during testing the production tubing became plugged and operations are underway to clean out this plug and recommence flow testing. The Norio exploration well MK72 is expected to recommence drilling before the end of the year following the farm-in by Georgian Oil announced earlier.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia, Ukraine and the Caspian Sea. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For further information, contact:

CanArgo Energy Corporation Julian Hammond
Tel:	+44 20 7808 4708
Fax	+44 20 7808 4747
Mobile:	+44 77 4057 6138
e-mail:	info@canargo.com

CANARGO ENERGY CORPORATION AND SUBSIDIARIES

Financial Statements

Consolidated Condensed Balance Sheets

	Unaudited

	September 30,	December 31,
	2003	2002

	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$2,690,920	$1,598,304
Accounts receivable	233,345	306,336
Inventory	289,751	185,924
Prepayments	411,367	211,623
Assets held for sale	8,982,564	8,095,947
Other current assets	186,475	175,951

Total current assets	$12,794,422	$10,574,085
Capital assets, net (including unevaluated amounts of $37,011,743 and $36,843,425, respectively)	60,595,949	59,702,525
Investments in and advances to oil and gas and other ventures — net	463,469	459,308

Total Assets	$73,853,840	$70,735,918

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable — trade	$612,141	$871,996
Advance from joint venture partner	533,750	—
Loans payable	167,536	—
Other liabilities	3,850,000	1,500,000
Income taxes payable	61,000	61,000
Accrued liabilities	187,769	204,045
Liabilities held for sale	3,049,269	2,351,965

Total current liabilities	$8,461,465	$4,989,006
Provision for future site restoration	147,000	122,290
Minority interest in subsidiaries	2,880,860	3,519,342
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.10 per share	10,335,620	9,735,620
Capital in excess of par value	145,520,060	145,151,475
Foreign currency translation adjustment	(7,602)	4,668
Accumulated deficit	(93,483,563)	(92,786,483)

Total stockholders’ equity	$62,364,515	$62,105,280

Total Liabilities and Stockholders’ Equity	$73,853,840	$70,735,918

CANARGO ENERGY CORPORATION AND SUBSIDIARIES

Financial Statements

Consolidated Condensed Statements of Operations

	Unaudited Three Months Ended		Unaudited Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Operating Revenues from Continuing Operations:
Oil and gas sales	$2,468,029	$696,406	$5,271,874	$3,159,850
Other	26,000	—	223,608	1,398,153

	2,494,029	696,406	5,495,482	4,558,003

Operating Expenses:
Field operating expenses	359,530	261,943	1,004,804	1,141,304
Direct project costs	266,378	176,556	690,508	1,158,258
Selling, general and administrative	530,588	403,313	2,021,995	2,703,952
Non cash stock compensation expense	—	—	276,507	—
Depreciation, depletion and amortization	1,064,489	316,830	2,360,280	1,601,327

	2,220,985	1,158,642	6,354,094	6,604,841

Operating Income (Loss) from Continuing Operations	273,044	(462,236)	(858,612)	(2,046,838)

Other Income (Expense):
Interest, net	(15,168)	34,507	(21,047)	31,710
Other	(69,668)	(829,444)	(86,198)	(724,388)
Equity income (loss) from investments	86,059	45,495	129,089	136,485

Total Other Income (Expense)	1,223	(749,442)	21,844	(556,193)

Net Income (Loss) Before Minority Interest	274,267	(1,211,678)	(836,768)	(2,603,031)

Minority interest in income (loss) of consolidated subsidiaries	7,284	(52,774)	23,159	(2,300)

Net Income (Loss) from Continuing Operations	$281,551	$(1,264,452)	$(813,609)	$(2,605,331)

Net Income from Discontinued Operations, net of taxes and minority interest	32,167	36,608	75,239	173,390
Cumulative effect of change in accounting principle	—	—	41,290	—

Net Income (Loss)	313,718	(1,227,844)	(697,080)	(2,431,941)

Other Comprehensive Income:
Foreign currency translation	11,811	149,195	(12,270)	97,938

Comprehensive Income (Loss)	$325,529	$(1,078,649)	$(709,350)	$(2,334,003)

Weighted average number of common shares outstanding	99,117,076	97,356,206	97,949,613	96,479,984

Net Loss Per Common Share — Basic and Diluted Before Cumulative Effect of Change in Accounting Principle
— from continuing operations	$0.00	$(0.01)	$(0.01)	$(0.03)
— from discontinued operations	$0.00	0.00	$0.00	0.00

Net Loss Per Common Share — Basic and Diluted	$0.00	$(0.01)	$(0.01)	$(0.03)

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